Exhibit 5.4

AJF\26808594.2	15 September 2017

Eaton Corporation plc Eaton Capital Unlimited Company Cooper Industries Unlimited Company Eaton House, 30 Pembroke Road Dublin 4 Ireland

Eaton Corporation plc (registered number 512978) (the “Parent”)

Eaton Capital Unlimited Company (registered number 499912) (the “Eaton Capital”)

Cooper Industries Unlimited Company (registered number 471594) (the “Cooper Industries”)

(together, the “Companies” and each a “Company”)

$700,000,000 principal amount of 3.103% guaranteed notes due 2027 and $300,000,000 principal amount of 3.915% guaranteed notes due 2047, (the “Notes”)

Ladies & Gentlemen

1.	Introduction

1.1	We have acted as special legal counsel in Ireland to the Companies in connection with certain Irish law matters relating to the entry into of the Documents by the Companies.

1.2	We are qualified to give this legal opinion under Irish law on the bases, under the assumptions, and subject to the reservations and qualifications set out below.

2.	Bases of Opinion

2.1	This Opinion speaks only as of its date. We assume no obligation to update this Opinion at any time in the future or to advise you or any person of any change in law, change in regulation, change in interpretation of law or regulation or change in the practices of the Irish Revenue Commissioners which may occur after the date of this Opinion.

2.2	For the purposes of giving this Opinion we have examined original, facsimile or electronic copies of:

(a)	the executed Documents;

(b)	a certificate of an authorised officer of each Company dated 15 September 2017 (the “Certificates”), attaching (as applicable):

(i)	copies of the certificate of incorporation, certificates of incorporation on change of name and/or re-registration and the constitution of each Company (as applicable);

(ii)	copies of the minutes of meetings of the board of directors of:

(A)	the Parent, held on 26 July 2017;

(B)	Eaton Capital, held on 25 August 2016; and

(C)	Cooper Industries, held on 25 August 2016,

each authorising and approving the entry into the Documents;

(iii)	a copy of:

(A)	a written resolution of the members of each of the Companies dated 10 October 2012 (in the case of the Parent), 17 December 2013 (in the case of Eaton Capital), 7 January 2013 (in the case of Cooper Industries) approving the provision of financial assistance in accordance with Section 60 of the Companies Act 1963; and

(B)	a declaration of a majority of the directors of each of the Companies dated 10 October 2012 (in the case of the Parent), 17 December 2013 (in the case of Eaton Capital), 7 January 2013 (in the case of Cooper Industries) pursuant to the provisions of section 60 of the Companies Act 1963;

(iv)	a copy of the power of attorney of each of Eaton Capital and Cooper Industries each dated 25 August 2016;

(v)	a copy of the letter dated 10 August 2017 from the Parent designating authorised signatories;

(c)	results of searches made by independent law searchers on our behalf against the Companies on 15 September 2017 in:

(i)	the Companies Registration Office;

(ii)	the Petitions Section of the Central Office of the High Court of Ireland; and

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(iii)	the Judgments Office of the Central Office of the High Court of Ireland, (together, the “Searches”, copies of which are attached to this Opinion); and

(d)	all other relevant corporate documents of the Company and such further documents and matters of law as we have considered necessary or appropriate for the preparation of this Opinion.

2.3	In this Opinion:

“Act” means the Companies Act 2014;

“courts” means the courts of Ireland, unless otherwise indicated, and “court” shall be construed accordingly;

“Documents” means the documents listed in the Schedule hereto;

“Underwriters” means the parties named in Schedule A to the Underwriting Agreement;

“Prospectus” means the supplemental prospectus dated 6 September 2017 relating to the offering of the Notes;

“Parties” means, in respect of each of the Documents, the parties to that Document and “Party” means any of them;

“Registration Statement” means the Form S-3 filed with the SEC on 26 February 2015 (File no. 333-202308) by the Parent and the Issuer;

“SEC” means the Securities and Exchange Commission; and

“Transactions” means the obligations and transactions contemplated by the Documents or any of such obligations and transactions, as the context requires or permits;

2.4	Initially capitalised terms used in this Opinion but not defined herein have the meanings given to them in the Documents.

2.5	This Opinion is governed by, and interpreted in accordance with, Irish law.

2.6	This Opinion is limited to the matters expressly stated in this letter only. In particular:

(a)	save as expressly stated herein, we express no advice on the effect, validity, or enforceability of or the creation or effectiveness of any document;

(b)	we express no advice on the contractual terms of any document other than by reference to the legal character thereof under the laws of Ireland;

(c)

we have made no investigation of, and express no advice on, the laws, or the effect on the Documents and the Transactions of the laws, of any country or jurisdiction other than Ireland, and this Opinion is strictly limited to the laws of Ireland as in force on the date hereof and as currently applied by the courts (excluding any foreign law to which reference may be made under the rules of Irish private

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international law). We have assumed without investigation that, insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Documents or the Transactions; and

(d)	save as expressly stated herein, we express no views or opinion on matters of fact or tax.

2.7	For the purposes of this Opinion, we have not examined any documents relating to the Transactions other than those documents set out in paragraph 2.2. Furthermore, we have not examined any other drafts and/or copies of contracts, documents or other instruments affecting the Company or any other person and any other corporate or other records of the Company or any other person, other than as stated in this Opinion.

2.8	In giving this Opinion, we have relied upon:

(a)	the Certificates and the statements made therein, together with the attachments thereto, and this Opinion is expressly given upon the terms that the information disclosed thereby has not changed since the date thereof and that no further investigation or diligence whatsoever in respect of any matter referred to, or the statements made, in a Certificate (or in the attachments thereto) is required of us by you; and

(b)	the results of the Searches.

2.9	It should be noted that the Documents contain express references to provisions of statutes and the law of jurisdictions other than Ireland and we express no opinion on any such provision or its application to the Documents or to the Company. We have proceeded on the basis that words and phrases used in the Documents to describe the laws and practices of such other jurisdictions have the same meaning and effect as if they were governed by Irish law. Accordingly, our opinion must be regarded as being qualified to the extent that, if this basis is incorrect, we would have found it necessary or appropriate to include further assumptions and/or qualifications.

2.10	We consent to the filing of this Opinion with the SEC as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Opinions” in the Prospectus included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended, or the rules and regulations of the SEC.

3.	Opinion

Subject to:

(a)	the bases of opinion set out in paragraph 2 above;

(b)	the assumptions and reservations set out in paragraphs 4 and 5, respectively, below; and

(c)	any matters or documents not disclosed to us,

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we are of the opinion as follows:

3.1	Corporate Status

The Parent is a public limited company having a share capital and is duly incorporated under the laws of Ireland. It is incorporated for an indefinite period, is a separate legal entity and is subject to suit in its own name.

Eaton Capital is a public unlimited company having a share capital and is duly incorporated under the laws of Ireland. It is incorporated for an indefinite period, is a separate legal entity and is subject to suit in its own name.

Coopers Industries is a private unlimited company having a share capital and is duly incorporated under the laws of Ireland. It is incorporated for an indefinite period, is a separate legal entity and is subject to suit in its own name.

The Searches do not disclose that any steps have been taken to appoint an examiner to any Company, to appoint a receiver to any Company or its assets or to wind it up. On the basis of the Searches only, each of the Companies is validly existing.

3.2	Capacity and Authority of the Parent and the Guarantors

Each Company has the necessary legal capacity to enter into, deliver and perform its obligations under the Documents to which it is a party. All necessary corporate action required on the part of each Company to authorise the execution and delivery of the Documents to which it is party and the performance by it of its obligations under the Documents to which it is party has been duly taken.

3.3	Due execution

Each Company has validly executed the Documents to which it is a party.

3.4	Documents: No breach of constitutional documents/laws

The execution and delivery by each Company of the Documents to which it is a party and the performance by it of its obligations under the Documents to which it is a party will not violate the Constitution of such Company or any law or regulation of general application in Ireland applicable to such Company.

3.5	Registrations/filings

No registration, filing, notarisation or recording of the Documents is necessary under the laws of Ireland as a condition of the legality, validity, admissibility in evidence or enforceability of the Documents in Ireland.

3.6	Official Authorisations

Based on our review of those laws and regulations which are normally applicable to transactions of the type contemplated by the Documents, the execution and delivery by each Company of the Documents to which it is a party and the performance by each Company of its obligations under the Documents to which it is a party, will not require on the part of

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such Company any consent, exemption, licence, approval or authorisation of any governmental or regulatory body or official of Ireland.

3.7	Governing law

Council Regulation (EC) No 593/2008 of 17 June 2008 on the law applicable to contractual obligations, as amended by Corrigendum to Regulation (EC) No 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (Rome I), (“Rome I”) has force of law in Ireland. The incorporation of the laws of the State of New York, as the governing law of contractual obligations arising out of the Documents is, in respect of contractual obligations which are within the scope of Rome I, valid in accordance with Article 3(1) of Rome I and accordingly, subject to and in accordance with Rome I, the laws of the State of New York will, upon proof of the relevant provisions of the relevant laws, be applied by the courts if any claim to enforce such contractual obligations against any Company a party to the Documents come under their jurisdiction.

Council Regulation (EC) No. 864/2007 of 11 July 2007 on the law applicable to non-contractual obligations (“Rome II”) has force of law in Ireland. The incorporation of the laws of the State of New York, as the governing law of non-contractual obligations arising out of the Documents is, in respect of non-contractual obligations which are within the scope of Rome II, valid in accordance with Article 14(1) of Rome II and accordingly, subject to and in accordance with Rome II, the laws of the State of New York will, upon proof of the relevant provisions of the relevant laws, be applied by the courts if any claim to enforce such non-contractual obligations against the Company a party to the Documents comes under their jurisdiction.

3.8	Submission to jurisdiction

Any submission by a Company in the Documents to which it is a party to the jurisdiction of any New York or any federal court sitting in the Borough of Manhattan, The City of New York (together, the “New York Courts”) is legally valid, binding and enforceable against such Company under the laws of Ireland.

3.9	Enforcement of judgments

Any judgment in relation to any or all of the Documents obtained in the State of New York against a Company would be recognised and enforced in Ireland without re-trial or examination of the merits of the case provided that:

(a)	the judgment has not been obtained or alleged to have been obtained by fraud or a trick;

(b)	the decision of the New York court and the enforcement thereof was not and would not be contrary to natural or constitutional justice under Irish law;

(c)	the enforcement of the judgment would not be contrary to public policy as understood by the courts or constitute the enforcement of a judgment of a penal or revenue nature or be inconsistent with a judgment of the courts in respect of the same matter;

(d)	the judgment is final and conclusive and is for a debt or definite sum of money;

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(e)	the procedural rules of the New York court and the courts have been observed; and

(f)	the jurisdiction of the New York courts had been exercised in circumstances which, as a matter of Irish law, an Irish court will recognise as justifying enforcement of the judgment.

4.	Assumptions

We have assumed for the purposes of this Opinion (without any responsibility on our part if any assumption proves to have been untrue or incorrect as we have not independently verified any assumption):

Authenticity/Completeness of documents

(a)	the genuineness of any signatures and seals upon all original documents of any kind examined by us;

(b)	the authenticity of all documents sent to us as originals;

(c)	that all documents requiring to be delivered pursuant to any applicable law have been delivered;

(d)	the completeness and conformity to the originals of all copy documents of any kind furnished to us;

(e)	that, where incomplete documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, the originals of such documents correspond in all respects with the last draft of the complete document submitted to us;

(f)	that none of the Documents has been amended, modified or terminated in any way since the date that it was executed by the parties thereto;

Meetings

(g)	that:

(i)	the copies produced to us of minutes of meetings and/or resolutions are true copies and correctly record the proceedings at such meetings and/or the subject matter which they purport to record;

(ii)	any meetings referred to in such copies were duly convened and held;

(iii)	at all times during such meetings there were sufficient members present to ensure a quorum;

(iv)	those present at any such meetings acted bona fide throughout;

(v)	all resolutions set out in such copies were duly passed; and

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(vi)	no further resolutions have been passed, or corporate or other action taken which would or might alter the effectiveness thereof;

Purposes, Benefits and Interests

(h)	that the Documents and the Transactions have been entered into for bona fide commercial purposes, on arm’s length terms, without any intention to prefer any creditor over any other creditor, without any fraudulent purpose and for the benefit of each Party thereto and are in those Parties’ respective commercial interest and for their respective corporate benefit;

(i)	the business which a Company actually carries on is within the terms of its Constitution;

(j)	that each Company is entering into the Documents in furtherance of its principal objects;

(k)	that the Certificate of Incorporation, any Certificates of Incorporation on a Change of Name and Re-registration and the Constitution of each Company examined by us for the purposes of this Opinion are correct and up-to-date;

Searches

(l)	the accuracy and completeness of the results of the Searches, that the information disclosed by the Searches was up-to-date and that the information contained in the Searches has not, since the date and time the Searches were made, been altered and that there was no information which had been delivered for registration or filing that did not appear in the relevant records or files at the time the Searches were made;

Certificates

(m)	the accuracy and completeness of the statements contained in the Certificates and of the documents attached to the Certificates as at the date of the Certificates and on the date of this Opinion;

Governing Law and Foreign Law

(n)	as a matter of all relevant laws (other than, insofar as such laws apply to the matters expressly covered by this Opinion, the laws of Ireland):

(i)	all obligations under the Documents will, upon execution and, where executed as a deed, delivery thereof, be valid, legally binding upon, and enforceable against, the Parties thereto;

(ii)	words and phrases used therein have the same meaning and effect as they would if the Documents were governed by Irish law;

(iii)	the choice of governing law(s) is bona fide and valid;

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(iv)	all consents, approvals, notices, filings, recordations, publications, registrations and other steps necessary or desirable in order to permit the execution, delivery (where relevant) or performance of the Documents or to perfect, protect or preserve any of the interests created by the Documents, have been obtained, made or done, or will be obtained, made or done, within any relevant permitted period(s); and

(v)	the legal effect of the Documents, and the matters expressed to be effected thereby, as set out in the Documents, and the creation of any security or other interest in any assets the subject thereof, will, upon execution and, where relevant, delivery of the Documents, be effective.

For the purposes of this assumption, “relevant laws” include (without limitation) most notably the:

(A)	laws of the jurisdiction of incorporation of each Party and each jurisdiction through which each Party acts for the purposes of the Documents;

(B)	the governing law of the Documents where such governing law is not Irish law; and

(C)	the lex situs and, if different, the law governing the creation of the assets which are, or purport to be, dealt with under the Documents;

(o)	that there are no provisions of the laws of any jurisdiction outside Ireland which are or will be applicable to the Documents which would be contravened by, or are inconsistent with, the execution, performance or delivery of the Documents and that none of the opinions expressed above will be affected by the laws (including the public policy) of any jurisdiction outside Ireland;

(p)	insofar as any obligation or right of a Party pursuant to the Documents falls or will fall to be performed or, as the case may be, exercised in any jurisdiction outside Ireland, that its performance or, as the case may be, exercise will not be illegal or ineffective by virtue of the laws of that jurisdiction;

Parties

(q)	that:

(i)	each Party to the Documents (other than the Companies):

(A)	has been duly incorporated;

(B)	is validly existing;

(C)	has the necessary power, authority and capacity to take the benefit of the Documents expressed or intended to be for that Party’s benefit, and to perform its obligations under the Documents,

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under the laws of the jurisdiction under which it is constituted and any other applicable laws; and

(ii)	each Party has complied with and will comply with all the laws and regulations applicable to the Transactions in any jurisdiction (other than Ireland insofar as such laws and regulations apply to the matters expressly covered in this Opinion) and has obtained all governmental and other consents, licences and approvals required for the execution, delivery and performance thereof by the laws of the jurisdiction (other than Ireland insofar as such consents, licences and approvals apply to the matters expressly covered by this Opinion) under which the same is to be performed (including such filing, registration, recording or enrolling of the Documents in any such jurisdiction as may be required to ensure the legality, validity, enforceability or admissibility in evidence thereof);

(r)	all necessary corporate and shareholder action has been duly and correctly taken by each Party (other than the Companies) to authorise its entry into, delivery and execution of each of the Documents and to perform its obligations thereunder;

(s)	that the Documents have been or (as the case may be) will be duly executed by a person or persons duly authorised to do so and so delivered by each of the Parties thereto in accordance with its constitutional documents and the laws of the jurisdiction under which it is constituted;

(t)	other than the Fiscal Agent, each Party acts and shall act as principal and not as agent or in any other capacity whatsoever, fiduciary or otherwise and shall be personally liable as regards the obligations expressed to be owing by it and shall be the beneficial owner of obligations expressed in the Documents to be owed to it;

(u)	there are no contractual or similar restrictions binding on any of the Parties which would affect the conclusions in this Opinion;

(v)	no Party has or will have notice of any prohibition or restriction on the creation, execution or performance of the Documents;

Calculations

(w)	any calculation (including, without limitation, for the purposes of currency conversion) made under each of the Documents will be made in good faith and in a commercially reasonable manner;

Disqualification of Directors

(x)	that no person who has been appointed or acts in any way, whether directly or indirectly, as a director or secretary of, who has been concerned in or taken part in the promotion of, a Company has been the subject of a declaration under Section 819 (Restriction) or Section 839 (Disqualification of certain persons from acting as directors or auditors of or managing companies) of the Act;

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Financial Transfers

(y)	that the Documents and the Transaction are not and will not be affected by:

(i)	any financial restrictions arising from orders made by the Minister for Finance under the Financial Transfers Act 1992, the Criminal Justice (Terrorist Offences) Act 2005 or the European Communities Acts 1972 to 2009 or European Communities Regulations having direct effect in Ireland. Regulations and orders which have been made under those Acts and Regulations that are in effect at the date of this Opinion impose restrictions on financial transfers involving residents of certain countries, certain persons and certain entities arising from the implementation in Ireland of United Nations and EU sanctions; or

(ii)	any directions or orders made under the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010. That Act transposes the EU Third Money Laundering Directive into Irish law;

Section 604, etc.

(z)	that none of Section 604 (Unfair Preference) or Section 443 of the Act (Power of court to order the return of assets improperly transferred) applies to any of the Transactions;

Section 238 and 239 of the Act

(aa)	that Section 238 (Substantial transactions in respect of non-cash assets and involving directors etc.) and Section 239 (Prohibition of loans, etc. to directors and connected persons) has no application to the Documents or the Transactions;

Insurance Legislation

(bb)	that the Companies do not carry on any business of insurance, that the guarantees given by the Companies pursuant to the Documents would not be characterised as a contract of insurance under the governing law thereof (New York law), that none of the Companies has received or will receive any fee or other remuneration for providing any such guarantee, that such guarantee is given by the Companies at the request of the Group for the purposes of facilitating the financing of the business carried on by the Group (through the issue of the Notes), and that each of the Companies are members of the Group;

Selling Restrictions

(cc)	that the Underwriters have complied with and adhered to, and will comply with and adhere to, all the selling restrictions set out in the Prospectus in the section entitled “Notice to Prospective Investors - European Economic Area” at all times;

Security Interest

(dd)	that no security interests of any nature have been or will be created pursuant to or under the terms of the Documents;

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Stamp Duty

(ee)	that the Notes:

(i)	do not carry a right of conversion into stocks or marketable securities of a company having a register in Ireland or into loan capital having such a right;

(ii)	do not carry rights of the same kind as shares in the capital of a company, including rights such as voting rights, a share in the profits or a share in the surplus on liquidation;

(iii)	are not issued for a price which is less than 90 per cent. of their nominal value; and

(iv)	do not carry a right to a sum in respect of repayment or interest which is related to certain movements in an index or indices (based wholly or partly and directly or indirectly on stocks or marketable securities) specified in any interest or other document relating to the loan capital;

Miscellaneous

(ff)	that the terms of the Documents will be observed and performed by the Parties;

(gg)	the truth, accuracy and completeness of any representations, certificates and information given to us by or on behalf of any Party (including, without limitation, the Company) in reply to any queries which we have considered necessary for the purpose of giving this opinion;

(hh)	the completeness and accuracy of all representations in the Documents as to matters of fact;

(ii)	the entry by the Parties into the Documents and the performance by them of the Transactions will not infringe the terms of, or constitute a default under, any trust deed, debenture, agreement or other instrument or obligation to which any Party is party or by which any of any Party’s property, undertaking, assets or revenues are bound;

(jj)	that there are no escrow arrangements or other agreements of a similar type in place in relation to the Documents; and

Financial Assistance

(kk)	save as disclosed in the Certificates, that there are no other facts and there is no other information in relation to the giving of financial assistance by any Company of which we do not have actual knowledge and which, if disclosed to us, would cause us to amend this Opinion.

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5.	Reservations and Qualifications

Our Opinion is subject to the following reservations and qualifications:

5.1	Notwithstanding any provision in the Documents to the contrary, the Documents may be capable of being amended by oral agreement or conduct of the Parties.

5.2	Provisions in the Documents imposing additional obligations in the event of breach or default, or of payment or repayment being made other than on an agreed date, may be unenforceable to the extent that they are subsequently adjudicated to be penal in nature. The fact that any payment is held to be penal in nature would not, of itself, prejudice the legality or validity of any other provision contained in the Documents which does not provide for the making of such payment.

5.3	Provisions in the Documents that calculations or certifications or acknowledgements are to be conclusive and binding will not necessarily prevent judicial enquiry by the courts into the merits of any claim by a party claiming to be aggrieved by such calculations, certifications or acknowledgements; nor do such provisions exclude the possibility of such calculations, certifications or acknowledgements being amended by order of the courts.

5.4	To the extent that the Documents vest a discretion in any party, or provide for any party determining any matter in its opinion, the exercise of such discretion and the manner in which such opinion is formed and the grounds on which it is based may be the subject of a judicial enquiry and review by the courts.

5.5	Provisions of the Documents providing for severance of provisions due to illegality, invalidity or unenforceability thereof may not be effective, depending on the nature of the illegality, invalidity or unenforceability in question.

5.6	The effectiveness of terms of documents exculpating a party from a liability, obligation or duty otherwise owed is limited by law.

5.7	The description of obligations as “enforceable” or “binding” refers to the legal character of the obligations in question. It implies no more than that they are of a character which Irish law recognises and enforces. It does not mean that the Documents will be binding or enforced in all circumstances or that any particular remedy will be available. Equitable remedies, such as specific performance and injunctive relief, are at the discretion of the courts and may not be available to persons seeking to enforce provisions of the Documents. Furthermore, the courts may not allow acceleration of amounts payable under the Documents where an event of default occurs that is considered immaterial. More generally, in any proceedings to enforce the Documents, the courts may require that the Party seeking enforcement acts with reasonableness and good faith. Enforcement of the Documents may also be limited as a result of (a) the provisions of Irish law applicable to contracts held to have become frustrated by events happening after their execution; and (b) any breach of the terms of the Documents by the Party seeking to enforce the same.

5.8	The obligations of each Party under the Documents are subject to all laws relating to insolvency, bankruptcy, liquidation, reorganisation, moratorium, examinership, trust schemes, preferential creditors, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally.

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5.9	Where an obligation is to be performed outside Ireland under the Documents, it may not be enforceable in Ireland to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction.

5.10	Any judgment of the courts for moneys due under the Documents may be expressed in a currency other than euro but the order may issue out of the Central Office of the High Court expressed in euro by reference to the official rate of exchange prevailing on the date of issue. In addition, in a winding-up in Ireland of an Irish incorporated company, all foreign currency claims must be converted into an Irish currency for the purposes of proof. The rate of exchange to be used to convert foreign currency debts into euro for the purposes of proof in a winding-up is the spot rate as of, in the case of a compulsory winding-up, either the date of commencement of the winding-up (presentation of the petition for winding-up or earlier resolution for winding-up) or of the winding-up order and, in the case of a voluntary winding-up, on the date of the relevant winding-up resolution.

5.11	A court may refuse to give effect to a purported contractual obligation to pay costs arising from unsuccessful litigation brought against a party and may not award by way of costs all of the expenditure incurred by a successful litigator in proceedings before that court.

5.12	Claims against any Party may be or become the subject of set-off or counterclaim and any waiver of those or other defences available to each Party may not be enforceable in all circumstances.

5.13	Currency indemnities contained in the Documents may not be enforceable in all circumstances.

5.14	We express no opinion on how courts outside Ireland would apply the laws of Ireland in relation to any aspect of the Documents.

5.15	Claims against any Party may become barred under relevant statutes of limitation if not pursued within the time limited by such statutes.

5.16	We have not been responsible for investigating or verifying the accuracy of the facts, including statements of law, or the reasonableness of any statement of opinion contained in the Prospectus or that no material information has been omitted therefrom.

5.17	The failure of the Searches to reveal evidence that any Company has passed a voluntary winding-up resolution, that a petition has been presented or order made by a court for the winding-up of, or appointment of an examiner to any Company or that a receiver or similar officer has been appointed in relation to any of its assets or revenues is not conclusive proof that no such event has occurred, in particular:

(a)	the Searches may not have revealed whether a petition for winding-up or the appointment of any examiner had been presented;

(b)	notice of a resolution passed, a winding-up order made or the appointment of a receiver or examiner may not have been filed at the Companies Registration Office, Dublin immediately;

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(c)	searches have not been undertaken in any Office of the Circuit Court, notwithstanding that the Circuit Court has jurisdiction with respect to the examinership of certain companies; and

(d)	the position may have changed since the time the Searches were made.

Yours faithfully

/s/ McCann Fitzgerald

McCann FitzGerald

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Schedule

The Documents

1.	Indenture dated 15 September 2017, among Eaton Corporation, as the issuer (the “Issuer”), Eaton Corporation plc (the “Parent”), the Subsidiary Guarantors (as defined in the Indenture) (including the Companies, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) (the “Indenture”).

2.	Underwriting Agreement dated 6 September 2017 and entered into between, amongst others, the Issuer, the guarantors thereto (including the Companies) and the several underwriters named in Schedule A therein (the “Underwriting Agreement”).

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